Exhibit 99.1

State Street Reports EPS of $1.10 for the Third Quarter of 2011 up 10% Compared to the Second Quarter of 2011

Operating Basis EPS of $0.96 Equal to the Second Quarter of 2011

Achieved Positive Operating Leverage Compared to Second Quarter of 2011 on an Operating Basis

BOSTON--(BUSINESS WIRE)--October 18, 2011--State Street Corporation today announced third-quarter 2011 earnings per common share of $1.10, compared to $1.08 in the third quarter of 2010. Revenue of $2.427 billion in the third quarter of 2011 increased 5% from $2.310 billion in the third quarter of 2010 and expenses were $1.798 billion, up 18% from $1.527 billion in the third quarter of 2010. Third-quarter 2011 revenue included net interest revenue of $46 million, or $0.06 per share, associated with discount accretion related to former conduit securities consolidated onto the Company’s balance sheet in 2009. Third-quarter 2011 results also included a discrete tax benefit of $91 million, or $0.18 per share, related to a restructuring of former non-U.S. conduit assets and $85 million, or $0.10 per share, attributable to acquisition and restructuring costs. Third-quarter 2010 results included net interest revenue of $189 million, or $0.23 per share, associated with conduit-related discount accretion and acquisition and restructuring costs of $23 million, or $0.03 per share. Return on average common shareholders’ equity was 11.2% in the third quarter of 2011 compared to 12.9% in the third quarter of 2010.

In the second quarter of 2011, the Company reported earnings per common share of $1.00 on revenue of $2.491 billion. Expenses in the second quarter of 2011 were $1.774 billion. Second-quarter 2011 revenue included net interest revenue of $51 million, or $0.06 per share, associated with conduit-related discount accretion. Expenses in that quarter included acquisition and restructuring costs of $17 million, or $0.02 per share. Return on average common shareholders’ equity was 10.6% in the second quarter of 2011.

NON-GAAP BASIS

In addition to presenting State Street’s financial results in conformity with U.S. generally accepted accounting principles (GAAP), management also presents results on a non-GAAP basis, to which management refers as “operating basis,” in order to highlight comparable financial trends and other characteristics with respect to State Street’s ongoing business operations from period to period. Reconciliations of operating-basis results to GAAP-basis results are provided in the addendum at the end of this news release. Also see “Additional Information.”

Operating-basis earnings per common share in the third quarter of 2011 were $0.96 compared to $0.86 in the third quarter of 2010 and $0.96 in the second quarter of 2011. Operating-basis revenue in the third quarter of 2011 was $2.413 billion, up 12.0% from $2.154 billion in the third quarter of 2010 and down 2.4% from $2.473 billion in the second quarter of 2011. Operating-basis expenses increased to $1.713 billion, up 12.8% from $1.518 billion in the third quarter of 2010 and down 2.5% from $1.757 billion in the second quarter of 2011. On an operating basis, return on average common shareholders’ equity was 9.8% in the third quarter of 2011, down from 10.2% in both the third quarter of 2010 and the second quarter of 2011.

Joseph L. Hooley, State Street's chairman, president and chief executive officer, said, “Our third-quarter results demonstrate the resiliency of our business model as our operating-basis revenues increased from last year’s third quarter by about 12%, supported by prior period new business wins as well as stronger foreign exchange revenue. On an operating basis, we achieved positive operating leverage compared to the second quarter, reflecting effective expense control and expense savings from the business operations and information technology transformation program we launched last November. Salaries and benefits expenses declined during the third quarter from the second quarter, as a result of reductions in incentive compensation and our success in executing this transformation program.”

Hooley continued, “In the third quarter we purchased approximately 5.8 million of our common shares which brought the total shares purchased in 2011 to 10.7 million, leaving about $225 million remaining to complete the previously announced share purchase program authorized by our Board of Directors in March. We ended the third quarter with a tier 1 common ratio of 16.0%. With our strong capital position, we believe we are well positioned as we formulate our 2012 capital plan to be submitted to the Federal Reserve early next year.”

Hooley concluded, “As we approach the end of 2011 and plan for 2012, we expect to face a prolonged, worldwide low interest-rate environment, constrained economic growth, anticipated higher capital requirements, and increased regulatory and compliance costs. We are addressing these challenges by remaining focused on our clients and growing our business, while controlling expenses with a goal of continuing to generate positive operating leverage.”

The table below provides a summary of selected financial information and key ratios for the indicated periods, presented on an operating basis where noted. Unless otherwise specified, all capital ratios referenced in this news release refer to State Street Corporation and not State Street Bank and Trust Company. See “Additional Information” for a further description of these ratios and the addendum at the end of this news release for reconciliations applicable to the operating-basis financial information and to the tier 1 common and TCE ratios.

	Q3 2011	Q2 2011	Increase/(Decrease)		Q3 2010	Increase/(Decrease)
(Dollars in millions, except per share amounts or where otherwise noted)
Operating-basis measures for the quarters ended:
Total revenue(1)	$2,413	$2,473	$(60)	(2.4)%	$2,154	$259	12.0%
Total expenses(1)	1,713	1,757	(44)	(2.5)%	1,518	195	12.8%
Earnings per common share(1)	$0.96	$0.96	$-	-%	$0.86	$0.10	11.6%
Return on average common equity(1)	9.8%	10.2%	(40) bps		10.2%	(40) bps
As of period end:
Total assets	$208,242	$190,455	$17,787	9.3%	$172,964	$35,278	20.4%
Net unrealized loss on investment portfolio, after-tax	(259)	(94)	(165)	(175.5%)	(281)	22	7.8%
AUCM (dollars in billions):
Assets under custody and administration(2)	$21,510	$22,762	$(1,252)	(5.5)%	$20,226	$1,284	6.3%
Assets under management	1,877	2,116	(239)	(11.3)%	1,959	(82)	(4.2%)
Capital structure:
Total capital ratio	19.6%	20.8%	(120) bps		17.1%	250 bps
Tier 1 capital ratio	18.0%	18.9%	(90) bps		15.8%	220 bps
Tier 1 leverage ratio	7.8%	8.6%	(80) bps		8.3%	(50) bps
Tier 1 common ratio	16.0%	16.9%	(90) bps		13.9%	210 bps
TCE ratio	7.1%	7.3%	(20) bps		6.9%	20 bps
TCE/RWA ratio	15.7%	16.7%	(100) bps		13.3%	240 bps

(1) Presented on an operating basis, a non-GAAP presentation.

(2) Includes assets under custody of $15,714 billion, $16,789 billion, and $14,860 billion, respectively, as of period end Q3 2011, Q2 2011, and Q3 2010.

Total assets were $208.2 billion and $190.5 billion and included $33.7 billion and $22.1 billion of excess deposits held at the Federal Reserve and other central banks at September 30, 2011 and June 30, 2011, respectively. The average balance sheet for the third quarter of 2011 was $181 billion, compared to $164 billion for the second quarter of 2011 and $154 billion for the third quarter of 2010. State Street’s regulatory capital ratios continue to be strong as of September 30, 2011, with the Company’s total capital ratio at 19.6%, its tier 1 capital ratio at 18.0% and its tier 1 leverage ratio at 7.8%. In addition, at that date, the Company’s tier 1 common ratio was 16.0%, its TCE ratio was 7.1%, and its TCE to risk-weighted assets ratio was 15.7%. September 30, 2011 ratios adjusted for the effects of the applicable methodologies provided for in the Basel III capital requirements are: total capital ratio of 14.5%, tier 1 capital ratio of 12.8%, tier 1 leverage ratio of 6.0%, and tier 1 common ratio of 11.7%. These ratios reflect State Street’s estimates of the impact of the requirements under Basel III affecting capital, based upon published statements of the Basel Committee and the Federal Reserve. See “Additional Information” below for information concerning the specified capital ratios and the addendum at the end of this news release for reconciliations of these ratios to ratios calculated under presently applicable requirements.

At September 30, 2011, the net after-tax unrealized mark-to-market losses in the investment portfolio were $259 million, an increase from net unrealized mark-to-market losses of $94 million at June 30, 2011, primarily due to a modest widening in spreads, offset partially by lower interest rates, but down from $281 million as of September 30, 2010, primarily due to lower rates.

The Company expects to record aggregate pre-tax conduit-related accretion of about $1.14 billion in interest revenue from September 30, 2011 through the remaining terms of the former conduit securities, of which it continues to expect to record approximately $40 million in the fourth quarter and a total of approximately $200 million in 2011. These expectations are based on numerous assumptions, including holding the securities to maturity, anticipated pre-payment speeds, credit quality and sales.

The following tables provide the components of operating-basis revenue and operating-basis expenses for the periods noted:

Operating-Basis Revenue (non-GAAP)

(Dollars in millions)	Q3 2011	Q2 2011	% Increase/ (Decrease)	Q3 2010	% Increase/ (Decrease)

Servicing fees	$1,106	$1,124	(1.6)%	$1,006	9.9%
Investment management fees	229	250	(8.4)	196	16.8
Trading services revenue	334	311	7.4	228	46.5
Securities finance revenue	85	137	(38.0)	68	25.0
Processing fees and other revenue	90	70	28.6	71	26.8
Net interest revenue, fully taxable- equivalent basis(1)	564	554	1.8	568	(0.7)
Gains related to investment securities, net	5	27		17
Total Operating-Basis Revenue	$2,413	$2,473	(2.4)%	$2,154	12.0%

(1) Operating-basis information for the third and second quarters of 2011, and the third quarter of 2010, included $32 million, $33 million, and $33 million, respectively, of tax-equivalent adjustments, and excluded $46 million, $51 million, and $189 million, respectively, of conduit-related discount accretion. GAAP-basis net interest revenue for these periods was $578 million, $572 million, and $724 million, respectively.

Operating-Basis Expenses (non-GAAP)

(Dollars in millions)	Q3 2011	Q2 2011	% Increase/ (Decrease)	Q3 2010	% Increase/ (Decrease)
Salaries and employee benefits	$965	$1,009	(4.4)%	$871	10.8%
Information systems and communications	191	199	(4.0)	181	5.5
Transaction processing services	180	193	(6.7)	165	9.1
Occupancy	119	113	5.3	112	6.3
Other	258	243	6.2	189	36.5
Total Operating-Basis Expenses	$1,713	$1,757	(2.5)%	$1,518	12.8%

THIRD-QUARTER 2011 RESULTS VS. THIRD QUARTER 2010

Servicing fees were up 10% to $1.106 billion from $1.006 billion in the third quarter of 2010. The increase was attributable primarily to net new business and the improvement in daily average equity valuations. Total assets under custody and administration were $21.510 trillion at September 30, 2011, up 6% compared with $20.226 trillion at September 30, 2010. Daily average values for the S & P 500 Index and the MSCI® EAFE IndexES were up approximately 12% and 4%, respectively, from the third quarter of 2010.

Investment management fees, generated by State Street Global Advisors, were $229 million, up 17% from $196 million in the third quarter of 2010. The increase in management fees was attributable primarily to increases in the average of month-end valuations in worldwide equity markets, the 2011 acquisition of the Bank of Ireland asset management business, and net new business installed. Total assets under management at September 30, 2011, were $1.877 trillion, down 4% compared to $1.959 trillion at September 30, 2010 due to scheduled redemptions by the Department of the U.S. Treasury. Average month-end equity valuations increased about 11% and 3%, respectively, compared to the third quarter of 2010 as measured by the S & P 500 and the MSCI® EAFE IndexES.

Trading services revenue, which includes foreign exchange trading revenue and brokerage and other fees, was $334 million for the third quarter of 2011, an increase of 46% from $228 million in the third quarter of 2010. Foreign exchange trading revenue increased 91% primarily due to higher volatility, as well as higher volumes. Brokerage and other fees were up about 7% due to stronger revenue from electronic trading.

Securities finance revenue was $85 million in the quarter, up 25% from $68 million in the third quarter of 2010, due primarily to improved spreads. Processing fees and other revenue was $90 million, up 27% from $71 million due to $22 million of gains related to real estate and certain leases.

Net interest revenue on a fully taxable-equivalent basis, which includes conduit-related discount accretion, was $610 million in the third quarter of 2011, compared to $757 million in the third quarter of 2010. On an operating basis, which excludes discount accretion, net interest revenue was $564 million, a decrease of 1% from $568 million in the third quarter of 2010 primarily due to lower yields on the investment portfolio, offset partially by growth in client deposits and lower funding costs. Clients placed additional deposits with State Street during the third quarter of 2011, which we invested with central banks, the impact of which contributed to a lower net interest margin than we would otherwise have achieved. Including this unusually high level of deposits, the fully taxable-equivalent net interest margin, including the discount accretion, was 156 basis points in the third quarter of 2011 compared to 236 basis points in the third quarter of 2010. Operating-basis net interest margin, including the excess central bank deposits, was 144 basis points in the third quarter of 2011 and excluding the excess deposits was 157 basis points, compared to 177 basis points in the third quarter of 2010.

In the third quarter of 2011, we recorded $15 million of net gains from sales of available-for-sale securities and, separately, $10 million of losses from other-than-temporary impairment, resulting in $5 million of net gains related to investment securities.

Operating-basis expenses of $1.713 billion in the third quarter of 2011 increased 13% compared to $1.518 billion in the third quarter of 2010 for several reasons, including an increase in salaries and benefits expenses. Salaries and benefits expenses increased 11% from $871 million to $965 million, primarily due to year-over-year salary adjustments and acquisitions, as well as about $13 million of expenses associated with non-recurring costs for staff supporting the business operations and information technology transformation program. Information systems and communications expenses were $191 million, an increase of 6% from $181 million due primarily to the impact of infrastructure improvements. Transaction processing services expenses were up 9% to $180 million from $165 million due to higher volumes in the investment servicing business. Occupancy expenses increased to $119 million from $112 million. Other expenses increased 37%, or $69 million, to $258 million, primarily as a result of the impact of a $50 million insurance recovery in the third quarter of 2010.

The effective tax rate on third-quarter 2011 GAAP-basis earnings was 11.7% due primarily to the benefit from a restructuring of former non-US. conduit assets, compared to 30.1% in the third quarter of 2010. The effective tax rate on operating-basis earnings for the third quarter of 2011 was 27.0%, consistent with our previously disclosed annual outlook. Our effective tax rate on operating-basis earnings for the full year 2011 is expected to be between 27% and 28%.

THIRD-QUARTER 2011 RESULTS VS. THE SECOND QUARTER 2011

Servicing fees were $1.106 billion, down 2% from $1.124 billion in the second quarter due primarily to declines in daily average equity valuations, offset partially by net new business installed. Daily average values as measured by the S & P 500 and the MSCI® EAFE IndexES decreased about 7% and 10%, respectively. Management fees were $229 million down 8% from $250 million, due primarily to lower average month-end equity valuations, offset partially by net new business installed. Average month-end equity valuations for the S & P 500 and MSCI® EAFE IndexES were down about 10% and 13%, respectively. Trading services revenue, which includes foreign exchange trading and brokerage and other fees, was $334 million, up 7% from $311 million. Foreign exchange trading revenue of $204 million increased 21% due to higher volatility. Brokerage and other fee revenue was $130 million, down 8% from the second quarter due to lower revenue from transition management, offset partially by higher revenue from electronic trading. Securities finance revenue was $85 million, down 38% from $137 million, primarily due to seasonality in the second quarter. Processing fees and other revenue was up 29% to $90 million due to $22 million of gains related to real estate and leases.

Fully taxable-equivalent net interest revenue in the third quarter of 2011 totaled $610 million, including discount accretion, compared to $605 million in the second quarter. On an operating basis, fully taxable-equivalent net interest revenue in the third quarter of 2011 was $564 million, up 2% from $554 million due to an increase in earning assets driven by an increase in client deposits.

Compared to the second quarter of 2011, salaries and benefits expense decreased 4% to $965 million from $1.009 billion, due to reductions in incentive compensation and benefits achieved from the business operations and IT transformation program. Information systems and communications expense was $191 million, down 4% from $199 million. Transaction processing expense was $180 million down 7% from $193 million, primarily due to lower volumes in the investment servicing business. Occupancy expense increased 5% to $119 million from $113 million. Other expenses were $258 million, up about 6% from the second quarter due to an increase in securities processing costs.

ADDITIONAL INFORMATION

All per share amounts represent fully diluted earnings per common share. Return on average common shareholders’ equity is determined by dividing full-year or annualized net income available to common equity by average common shareholders’ equity for the period. Operating-basis return on average common equity utilizes full-year or annualized operating-basis net income available to common equity in the calculation. Operating leverage is defined as the rate of growth of total revenue less the rate of growth of total expenses, each determined on an operating basis.

Non-GAAP Financial Measures

This news release includes financial information presented on a GAAP basis as well as on an operating basis. Operating-basis financial information is a non-GAAP presentation. Management measures and compares certain financial information on an operating basis, as it believes that this presentation supports meaningful comparisons from period to period and the analysis of comparable financial trends with respect to State Street’s normal ongoing business operations. Management believes that operating-basis financial information, which reports revenue from non-taxable sources on a fully taxable-equivalent basis and excludes the impact of revenue and expenses outside of the normal course of business, facilitates an investor’s understanding and analysis of State Street’s underlying financial performance and trends in addition to financial information prepared and reported in accordance with GAAP.

This news release also includes capital ratios in addition to, or adjusted from, those calculated in accordance with applicable regulatory requirements. These include capital ratios based on tier 1 common risk-based capital and tangible common equity as well as capital ratios adjusted to reflect our estimate of the impact of the Basel III capital requirements. These non-regulatory and adjusted capital measures are non-GAAP financial measures. Management currently evaluates the non-GAAP capital ratios presented in this news release to aid in its understanding of State Street’s capital position under a variety of standards, including presently applicable and evolving regulatory requirements. Management believes that the use of the non-GAAP capital ratios described in this news release similarly aids in an investor's understanding of State Street's capital position and therefore is of interest to investors.

In addition to the reconciliations, described below, of the capital ratios referenced in this news release, the addendum to this news release also includes reconciliations of the following other non-GAAP financial measures referenced in this news release: operating-basis results to GAAP-basis results and Basel III-adjusted capital ratios to capital ratios calculated under currently applicable requirements.

Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP and capital ratios determined in accordance with currently applicable regulatory requirements.

Capital Ratios

The total capital, tier 1 risk-based capital, or tier 1 capital, and tier 1 leverage ratios are capital ratios used regularly by bank regulatory authorities to evaluate the Company’s capital adequacy. The tier 1 risk-based common, or tier 1 common, ratio is sometimes used by the Federal Reserve in connection with its capital assessment and review programs. The tangible common equity, or TCE, and TCE/risk-weighted assets, or RWA, ratios are other capital ratios management believes provide additional context for understanding and assessing the Company’s capital adequacy.

  The total capital, tier 1 capital, and tier 1 leverage ratios, as applicable, are each calculated in accordance with applicable bank regulatory requirements.
  The tier 1 common ratio is calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock, qualifying minority interest in subsidiaries and qualifying trust preferred securities, by (b) total risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The tier 1 common ratio is not required by GAAP or on a recurring basis by bank regulations. Management is currently monitoring this ratio, along with the other capital ratios described in this news release, in evaluating State Street’s capital levels and believes that, at this time, the ratio may be of interest to investors. Reconciliations with respect to the tier 1 common ratios as of September 30, 2011, June 30, 2011, and September 30, 2010 are provided in the addendum at the end of this news release.
  The TCE ratio is calculated by dividing consolidated total common shareholders’ equity by consolidated total assets, after reducing both amounts by goodwill and other intangible assets net of related deferred taxes. Total assets reflected in the TCE ratio also exclude cash balances on deposit at the Federal Reserve Bank and other central banks in excess of required reserves. The TCE ratio is not required by GAAP or by bank regulations, but is a metric used by management to evaluate the adequacy of State Street’s capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and adjusted tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. Reconciliations with respect to the calculation of the TCE ratio as of September 30, 2011, June 30, 2011, and September 30, 2010 are provided in the addendum at the end of this news release.
  The TCE/RWA ratio is calculated by dividing consolidated total common shareholders’ equity (reduced by goodwill and other intangible assets net of related deferred taxes) by total risk-weighted assets (determined in accordance with applicable bank regulatory requirements). The TCE/RWA ratio is not required by GAAP or by bank regulations, but is a metric used by management to evaluate the adequacy of State Street’s capital levels. Since there is no authoritative requirement to calculate the TCE/RWA ratio, our TCE/RWA ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity is a non-GAAP financial measure and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. Reconciliations with respect to the calculation of the TCE/RWA ratio as of September 30, 2011, June 30, 2011, and September 30, 2010 are provided in the addendum at the end of this news release.

INVESTOR CONFERENCE CALL

State Street will webcast an investor conference call today, Tuesday, October 18, 2011, at 9:30 a.m. EDT, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 706/679-5594 or +1 888/391-4233 (Conference ID #36968947). Recorded replays of the conference call will be available on the web site, and by telephone at +1 706/645-9291 or +1 800/642-1687 (Conference ID#36968947), beginning approximately two hours after the call’s completion. The telephone replay will be available for approximately two weeks following the conference call. This news release, presentation materials referred to on the conference call (including those concerning our business operations and information technology transformation program and our investment portfolio), and additional financial information are available on State Street’s website, at www.statestreet.com/stockholder under “Investor Relations--Investor News & Events and under the title “Events and Presentations.”

State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $21.510 trillion in assets under custody and administration and $1.877 trillion in assets under management at September 30, 2011, State Street operates in 26 countries and more than 100 geographic markets and employs 29,685 worldwide. For more information, visit State Street’s web site at www.statestreet.com or call +1 877/639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 678/999-4577 outside those countries.

Forward-Looking Statements

This news release contains forward-looking statements as defined by United States securities laws, including statements relating to our goals and expectations regarding our business, financial and capital condition, results of operations, investment portfolio performance and strategies, the financial and market outlook, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as "plan," "expect," "look," "believe," "anticipate," "estimate," "seek," "may," "will," "trend," "target,” and "goal," or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to October 18, 2011.

Important factors that may affect future results and outcomes include, but are not limited to:

  the manner in which the Federal Reserve and other regulators implement the Dodd-Frank Act and other regulatory initiatives in the U.S. and internationally, including any increases in the minimum regulatory capital ratios applicable to us and regulatory developments that result in changes to our operating model or other changes to the provision of our services in order to comply with or respond to such regulations;
  required regulatory capital ratios under Basel II and Basel III, in each case as fully implemented by State Street and State Street Bank (and in the case of Basel III, when finally adopted by the Federal Reserve), which may result in the need for substantial additional capital or increased levels of liquidity in the future;
  changes in law or regulation that may adversely affect our, our clients’ or our counterparties’ business activities and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements and changes that expose us to risks related to compliance;
  financial market disruptions and the economic recession, whether in the U.S. or internationally;

  the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities, and the liquidity requirements of our clients;
  increases in the volatility of, or declines in the levels of, our net interest revenue, changes in the composition of the assets on our consolidated balance sheet and the possibility that we may be required to change the manner in which we fund those assets;
  the financial strength and continuing viability of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposure;
  the credit quality, credit agency ratings, and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;
  delays or difficulties in the execution of our previously announced business operations and information technology transformation program, which could lead to changes in our estimates of the charges, expenses or savings associated with the planned program, resulting in increased volatility of our earnings;
  the maintenance of credit agency ratings for our debt and depository obligations as well as the level of credibility of credit agency ratings;
  the results of, and costs associated with, government investigations, litigation, and similar claims, disputes, or proceedings;
  the risks that acquired businesses will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected disynergies will be experienced, that client and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced and that disruptions from the transaction will harm relationships with clients, employees or regulators;
  the ability to complete acquisitions, divestitures and joint ventures, including the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;
  the performance of and demand for the products and services we offer, including the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;
  the possibility that our clients will incur substantial losses in investment pools where we act as agent, and the possibility of significant reductions in the valuation of assets;
  our ability to attract deposits and other low-cost, short-term funding;
  potential changes to the competitive environment, including changes due to the effects of consolidation, and perceptions of State Street as a suitable service provider or counterparty;
  the level and volatility of interest rates and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally;
  our ability to measure the fair value of the investment securities on our consolidated balance sheet;
  our ability to control operating risks, data security breach risks, information technology systems risks and outsourcing risks, and our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;
  adverse publicity or other reputational harm;

  our ability to grow revenue, attract and/or retain and compensate highly skilled people, control expenses and attract the capital necessary to achieve our business goals and comply with regulatory requirements;
  the potential for new products and services to impose additional costs on us and expose us to increased operational risk;
  changes in accounting standards and practices; and
  changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.

Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2010 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date hereof, October 18, 2011, and we do not undertake efforts to revise those forward-looking statements to reflect events after that date.

STATE STREET CORPORATION
Earnings Release Addendum

CONSOLIDATED FINANCIAL HIGHLIGHTS
September 30, 2011

	Quarters Ended			% Change
				Q3 2011	Q3 2011
(Dollars in millions, except per share amounts	September 30,	June 30,	September 30,	vs.	vs.
or where otherwise noted)	2011	2011	2010	Q2 2011	Q3 2010

Revenue:
Fee revenue	$1,844	$1,892	$1,569	(3)%	18%
Net interest revenue (1)	578	572	724	1	(20)
Net gains from sales of available-for-sale securities	15	62	91
Net losses from other-than-temporary impairment	(10)	(35)	(74)
Total Revenue	2,427	2,491	2,310	(3)	5
Provision for Loan Losses	-	2	1
Total Expenses:
Expenses from operations	1,713	1,757	1,518	(3)	13
Acquisition and restructuring costs and U.K. bonus tax, net	85	17	9
Income tax expense (2)	74	202	236
Net Income	555	513	546	8	2

Net Income Available to Common Shareholders	543	502	540

Diluted Earnings Per Common Share	1.10	1.00	1.08	10	2

Average Diluted Common Shares Outstanding (in thousands)	494,780	501,044	498,159

Cash Dividends Declared Per Common Share	$.18	$.18	$.01
Closing Price Per Share of Common Stock (at quarter end)	32.16	45.09	37.66

Ratios:
Return on average common equity	11.2%	10.6%	12.9%
Net interest margin, fully taxable-equivalent basis	1.56	1.76	2.36
Tier 1 risk-based capital	18.0	18.9	15.8
Total risk-based capital	19.6	20.8	17.1
Tier 1 leverage	7.8	8.6	8.3
Tier 1 common to risk-weighted assets (3)	16.0	16.9	13.9
Tangible common equity to tangible assets (3)	7.1	7.3	6.9
Tangible common equity to risk-weighted assets (3)	15.7	16.7	13.3

At Quarter End:
Assets Under Custody and Administration (4) (in trillions)	$21.51	$22.76	$20.23
Assets Under Management (in trillions)	1.88	2.12	1.96

	Nine Months Ended		% Change
			2011
	September 30,	September 30,	vs.
(Dollars in millions, except per share amounts)	2011	2010	2010

Revenue:
Fee revenue	$5,527	$4,805	15%
Net interest revenue (1)	1,727	2,043	(15)
Net gains from sales of available-for-sale securities	81	286
Net losses from other-than-temporary impairment	(56)	(224)
Total Revenue	7,279	6,910	5
Provision for Loan Losses	1	26
Total Expenses:
Expenses from operations	5,153	4,552	13
Securities lending charge	-	414
Acquisition and restructuring costs and U.K. bonus tax, net	121	84	44
Income tax expense (2), (5)	465	361
Net Income	1,539	1,473	4

Net Income Available to Common Shareholders	1,511	1,459

Diluted Earnings Per Common Share	3.03	2.93	3

Average Diluted Common Shares Outstanding (in thousands):	498,417	497,715

Cash Dividends Declared Per Common Share	$.54	$.03

Return on Average Common Equity	10.8%	12.4%
Net interest margin, fully taxable-equivalent basis	1.71	2.30

(1) Amounts included discount accretion related to former conduit securities of $46 million, $51 million and $189 million for the quarters ended September 30, 2011, June 30, 2011 and September 30, 2010, respectively, and $159 million and $573 million for the nine months ended September 30, 2011 and 2010, respectively.

(2) Amounts for the three and nine months ended September 30, 2011 reflected a discrete tax benefit of $91 million generated by a restructuring of former non-U.S. conduit assets completed during the quarter ended September 30, 2011.

(3) Refer to accompanying reconciliations for additional information.
(4) Includes assets under custody of $15.71 trillion, $16.79 trillion and $14.86 trillion, respectively.

(5) Amount for the nine months ended September 30, 2010 reflected a discrete tax benefit of $180 million generated by a restructuring of former non-U.S. conduit securities during the quarter ended June 30, 2010.

STATE STREET CORPORATION
Earnings Release Addendum

SELECTED CONSOLIDATED FINANCIAL INFORMATION
Quarters and Nine Months Ended September 30, 2011 and September 30, 2010

	Quarters Ended			Nine Months Ended
	September 30,	September 30,		September 30,	September 30,
(Dollars in millions, except per share amounts)	2011	2010	% Change	2011	2010	% Change

Fee Revenue:
Servicing fees	$1,106	$1,006	10%	$3,325	$2,874	16%
Management fees	229	196	17	715	608	18
Trading services	334	228	46	947	796	19
Securities finance	85	68	25	288	249	16
Processing fees and other	90	71	27	252	278	(9)
Total fee revenue	1,844	1,569	18	5,527	4,805	15

Net Interest Revenue:
Interest revenue	728	904	(19)	2,181	2,628	(17)
Interest expense	150	180	(17)	454	585	(22)
Net interest revenue (1)	578	724	(20)	1,727	2,043	(15)

Gains (Losses) related to investment securities, net:
Net gains from sales of available-for-sale securities	15	91		81	286
Losses from other-than-temporary impairment	(25)	(132)		(104)	(612)
Losses not related to credit	15	58		48	388
Gains related to investment securities, net	5	17		25	62

Total revenue	2,427	2,310	5.1	7,279	6,910	5.3

Provision for loan losses	-	1		1	26

Expenses:
Salaries and employee benefits	965	857	13	2,948	2,589	14
Information systems and communications	191	181	6	581	522	11
Transaction processing services	180	165	9	553	482	15
Occupancy	119	112	6	339	346	(2)
Securities lending charge	-	-		-	414
Acquisition and restructuring costs	85	23	270	121	77	57
Other	258	189	37	732	620	18
Total expenses	1,798	1,527	17.7	5,274	5,050	4.4
Income before income tax expense	629	782	(20)	2,004	1,834	9
Income tax expense	74	236		465	361
Net income	$555	$546	2	$1,539	$1,473	4

Adjustments to net income:
Dividends on preferred stock	$(6)			$(13)
Earnings allocated to participating securities	(6)	$(6)		(15)	$(14)
Net income available to common shareholders	$543	$540		$1,511	$1,459

Earnings Per Common Share:
Basic	$1.11	$1.09	2	$3.05	$2.94	4
Diluted	1.10	1.08	2	3.03	2.93	3

Average Common Shares Outstanding (in thousands):
Basic	490,840	495,729		495,015	495,312
Diluted	494,780	498,159		498,417	497,715

Selected consolidated financial information presented above was prepared in accordance with accounting principles generally accepted in the U.S.

(1) Net interest revenue on a fully taxable-equivalent basis was $610 million and $757 million for the quarters ended September 30, 2011 and 2010, respectively, and $1.82 billion and $2.14 billion for the nine months ended September 30, 2011 and 2010, respectively. These amounts included tax-equivalent adjustments of $32 million and $33 million for the quarters ended September 30, 2011 and 2010, respectively, and $96 million for each of the nine months ended September 30, 2011 and 2010.

STATE STREET CORPORATION
Earnings Release Addendum

SELECTED CONSOLIDATED FINANCIAL INFORMATION
Quarters Ended September 30, 2011 and June 30, 2011

	Quarters Ended
	September 30,	June 30,
(Dollars in millions, except per share amounts)	2011	2011	% Change

Fee Revenue:
Servicing fees	$1,106	$1,124	(2)%
Management fees	229	250	(8)
Trading services	334	311	7
Securities finance	85	137	(38)
Processing fees and other	90	70	29
Total fee revenue	1,844	1,892	(3)

Net Interest Revenue:
Interest revenue	728	719	1
Interest expense	150	147	2
Net interest revenue (1)	578	572	1

Gains (Losses) related to investment securities, net:
Net gains from sales of available-for-sale securities	15	62
Losses from other-than-temporary impairment	(25)	(44)
Losses not related to credit	15	9
Gains related to investment securities, net	5	27

Total revenue	2,427	2,491	(2.6)

Provision for loan losses	-	2

Expenses:
Salaries and employee benefits	965	1,009	(4)
Information systems and communications	191	199	(4)
Transaction processing services	180	193	(7)
Occupancy	119	113	5
Acquisition and restructuring costs	85	17	400
Other	258	243	6
Total expenses	1,798	1,774	1.4
Income before income tax expense	629	715	(12)
Income tax expense	74	202
Net income	$555	$513	8

Adjustments to net income:
Dividends on preferred stock	$(6)	$(7)
Earnings allocated to participating securities	(6)	(4)
Net income available to common shareholders	$543	$502

Earnings Per Common Share:
Basic	$1.11	$1.01	10
Diluted	1.10	1.00	10

Average Common Shares Outstanding (in thousands):
Basic	490,840	496,806
Diluted	494,780	501,044

Selected consolidated financial Information presented above was prepared in accordance with accounting principles generally accepted in the U.S.

(1) Net interest revenue on a fully taxable-equivalent basis was $610 million and $605 million for the quarters ended September 30, 2011 and June 30, 2011, respectively. These amounts included tax-equivalent adjustments of $32 million and $33 million for the quarters ended September 30, 2011 and June 30, 2011, respectively.

STATE STREET CORPORATION
Earnings Release Addendum

SELECTED CONSOLIDATED OPERATING-BASIS FINANCIAL INFORMATION
(NON-GAAP PRESENTATION)
Quarters and Nine Months Ended September 30, 2011 and September 30, 2010

State Street prepares its consolidated statement of income in accordance with accounting principles generally accepted in the U.S., or GAAP. In addition, State Street presents financial information on a non-GAAP basis, referred to as “operating” basis. Management measures and compares certain financial information on an operating basis, as it believes that this presentation supports meaningful comparisons from period to period and the analysis of comparable financial trends with respect to State Street’s normal ongoing business operations. Management believes that operating-basis financial information, which reports revenue from non-taxable sources on a fully taxable-equivalent basis and excludes the impact of revenue and expenses outside of the normal course of business, facilitates an investor’s understanding and analysis of State Street’s underlying financial performance and trends in addition to financial information prepared and reported in accordance with GAAP. The financial information presented below has been prepared on an operating basis; reconciliations of this information to financial information prepared in accordance with GAAP, referred to as "reported," is included in this Earnings Release Addendum.

	Quarters Ended (1)			Nine Months Ended (1)
	September 30,	September 30,		September 30,	September 30,
(Dollars in millions, except per share amounts)	2011	2010	% Change	2011	2010	% Change

Fee Revenue:
Servicing fees	$1,106	$1,006	10%	$3,325	$2,874	16%
Management fees	229	196	17	715	608	18
Trading services	334	228	46	947	796	19
Securities finance	85	68	25	288	249	16
Processing fees and other	90	71	27	252	278	(9)
Total fee revenue	1,844	1,569	18	5,527	4,805	15

Net Interest Revenue:
Interest revenue, operating basis	714	748	(5)	2,118	2,151	(2)
Interest expense	150	180	(17)	454	585	(22)
Net interest revenue, operating basis	564	568	(1)	1,664	1,566	6

Gains related to investment securities, net	5	17		25	62
Total revenue, operating basis (2)	2,413	2,154	12.0	7,216	6,433	12.2

Provision for loan losses	-	1		1	26

Expenses:
Salaries and employee benefits	965	871	11	2,948	2,582	14
Information systems and communications	191	181	6	581	522	11
Transaction processing services	180	165	9	553	482	15
Occupancy	119	112	6	339	346	(2)
Other	258	189	37	732	620	18
Total expenses, operating basis (2)	1,713	1,518	12.8	5,153	4,552	13.2
Income before income tax expense, operating basis	700	635	10	2,062	1,855	11
Income tax expense, operating basis	181	170		541	492
Tax-equivalent adjustment	32	33		96	96
Net income, operating basis	$487	$432	13	$1,425	$1,267	12

Adjustments to net income:
Dividends on preferred stock	$(6)			$(13)
Earnings allocated to participating securities	(5)	$(5)		(14)	$(12)
Net income available to common shareholders, operating basis	$476	$427		$1,398	$1,255

Diluted earnings per common share, operating basis	$.96	$.86	12	$2.80	$2.52	11

Average diluted common shares outstanding (in thousands)	494,780	498,159		498,417	497,715

Return on average common equity, operating basis	9.8%	10.2%		10.0%	10.7%

(1) Refer to the accompanying reconciliation of operating-basis results to reported results.

(2) For the quarter ended September 30, 2011, negative operating leverage in the year-over-year comparison was 80 basis points, based on an increase in total operating-basis revenue of 12.0% and an increase in total operating-basis expenses of 12.8%. For the nine months ended September 30, 2011, negative operating leverage in the year-over-year comparison was 100 basis points, based on an increase in total operating-basis revenue of 12.2% and an increase in total operating-basis expenses of 13.2%.

STATE STREET CORPORATION
Earnings Release Addendum

SELECTED CONSOLIDATED OPERATING-BASIS FINANCIAL INFORMATION
(NON-GAAP PRESENTATION)
Quarters Ended September 30, 2011 and June 30, 2011

State Street prepares its consolidated statement of income in accordance with accounting principles generally accepted in the U.S., or GAAP. In addition, State Street presents financial information on a non-GAAP basis, referred to as “operating” basis. Management measures and compares certain financial information on an operating basis, as it believes that this presentation supports meaningful comparisons from period to period and the analysis of comparable financial trends with respect to State Street’s normal ongoing business operations. Management believes that operating-basis financial information, which reports revenue from non-taxable sources on a fully taxable-equivalent basis and excludes the impact of revenue and expenses outside of the normal course of business, facilitates an investor’s understanding and analysis of State Street’s underlying financial performance and trends in addition to financial information prepared and reported in accordance with GAAP. The financial information presented below has been prepared on an operating basis; reconciliations of this information to financial information prepared in accordance with GAAP, referred to as "reported," is included in this Earnings Release Addendum.

	Quarters Ended (1)
	September 30,	June 30,
(Dollars in millions, except per share amounts)	2011	2011	% Change

Fee Revenue:
Servicing fees	$1,106	$1,124	(2)%
Management fees	229	250	(8)
Trading services	334	311	7
Securities finance	85	137	(38)
Processing fees and other	90	70	29
Total fee revenue	1,844	1,892	(3)

Net Interest Revenue:
Interest revenue, operating basis	714	701	2
Interest expense	150	147	2
Net interest revenue, operating basis	564	554	2

Gains related to investment securities, net	5	27
Total revenue, operating basis (2)	2,413	2,473	(2.4)

Provision for loan losses	-	2

Expenses:
Salaries and employee benefits	965	1,009	(4)
Information systems and communications	191	199	(4)
Transaction processing services	180	193	(7)
Occupancy	119	113	5
Other	258	243	6
Total expenses, operating basis (2)	1,713	1,757	(2.5)
Income before income tax expense, operating basis	700	714	(2)
Income tax expense	181	187
Tax-equivalent adjustment	32	33
Net income, operating basis	$487	$494	(1)

Adjustments to net income:
Dividends on preferred stock	$(6)	$(7)
Earnings allocated to participating securities	(5)	(4)
Net income available to common shareholders, operating basis	$476	$483

Diluted earnings per common share, operating basis	$.96	$.96	-

Average diluted common shares outstanding (in thousands)	494,780	501,044

Return on average common equity, operating basis	9.8%	10.2%

(1) Refer to the accompanying reconciliation of operating-basis results to reported results.

(2) For the quarter ended September 30, 2011, positive operating leverage in the quarter-over-quarter comparison was 10 basis points, based on a decrease in total operating-basis revenue of 2.4% and a decrease in total operating-basis expenses of 2.5%.

STATE STREET CORPORATION
Earnings Release Addendum

RECONCILIATION OF REPORTED RESULTS TO OPERATING-BASIS RESULTS
Quarter and Nine Months Ended September 30, 2011

The tables presented below reconcile financial information prepared on a non-GAAP, or operating, basis to financial information prepared and reported in accordance with GAAP.

(Dollars in millions, except per share amounts)	Quarter Ended September 30, 2011				Nine Months Ended September 30, 2011

	Reported			Operating - Basis	Reported			Operating - Basis
	Results	Adjustments		Results	Results	Adjustments		Results
Fee Revenue:
Servicing fees	$1,106			$1,106	$3,325			$3,325
Management fees	229			229	715			715
Trading services	334			334	947			947
Securities finance	85			85	288			288
Processing fees and other	90			90	252			252
Total fee revenue	1,844			1,844	5,527			5,527

Net Interest Revenue:
Interest revenue	728	$(14)	(1)	714	2,181	$(63)	(6)	2,118
Interest expense	150	-		150	454	-		454
Net interest revenue	578	(14)		564	1,727	(63)		1,664

Gains related to investment securities, net:	5	-		5	25	-		25
Total revenue	2,427	(14)		2,413	7,279	(63)		7,216

Provision for loan losses	-	-		-	1	-		1

Expenses:
Salaries and employee benefits	965			965	2,948			2,948
Information systems and communications	191			191	581			581
Transaction processing services	180			180	553			553
Occupancy	119			119	339			339
Acquisition and restructuring costs	85	(85)	(2)	-	121	(121)	(7)	-
Other	258	-		258	732	-		732
Total expenses	1,798	(85)		1,713	5,274	(121)		5,153
Income before income tax expense	629	71		700	2,004	58		2,062
Income tax expense	74	107	(3)	181	465	76	(3)	541
Tax-equivalent adjustment	-	32	(4)	32	-	96	(4)	96
Net income	$555	$(68)		$487	$1,539	$(114)		$1,425

Adjustments to net income:
Dividends on preferred stock	$(6)			$(6)	$(13)			$(13)
Earnings allocated to participating securities	(6)	$1	(5)	(5)	(15)	$1	(5)	(14)
Net income available to common shareholders	$543	$(67)		$476	$1,511	$(113)		$1,398

Diluted earnings per common share	$1.10	$(.14)		$.96	$3.03	$(.23)		$2.80

Average diluted common shares outstanding (in thousands)	494,780	494,780		494,780	498,417	498,417		498,417

Return on average common equity	11.2%	(1.4)%		9.8%	10.8%	(0.8)%		10.0%

(1) Represents tax-equivalent adjustment of $32 million, not included in reported results, net of $46 million of discount accretion related to former conduit securities.
(2) Represents $19 million of integration costs and $66 million of restructuring charges related to the business operations and information technology transformation program.
(3) Represents a discrete tax benefit of $91 million generated by a restructuring of former non-U.S. conduit assets and the net tax effect of non-operating adjustments.
(4) Represents tax-equivalent adjustment, not included in reported results.
(5) Represents effect of the difference between reported and operating-basis earnings on allocation to participating securities.
(6) Represents tax-equivalent adjustment of $96 million, not included in reported results, net of $159 million of discount accretion related to former conduit securities.
(7) Represents $46 million of integration costs and $75 million of restructuring charges related to the business operations and information technology transformation program.

STATE STREET CORPORATION
Earnings Release Addendum

RECONCILIATION OF REPORTED RESULTS TO OPERATING-BASIS RESULTS
Quarter and Nine Months Ended September 30, 2010

The tables presented below reconcile financial information prepared on a non-GAAP, or operating, basis to financial information prepared and reported in accordance with GAAP.

(Dollars in millions, except per share amounts)	Quarter Ended September 30, 2010				Nine Months Ended September 30, 2010

	Reported			Operating - Basis	Reported			Operating - Basis
	Results	Adjustments		Results	Results	Adjustments		Results
Fee Revenue:
Servicing fees	$1,006			$1,006	$2,874			$2,874
Management fees	196			196	608			608
Trading services	228			228	796			796
Securities finance	68			68	249			249
Processing fees and other	71			71	278			278
Total fee revenue	1,569			1,569	4,805			4,805

Net Interest Revenue:
Interest revenue	904	$(156)	(1)	748	2,628	$(477)	(7)	2,151
Interest expense	180	-		180	585	-		585
Net interest revenue	724	(156)		568	2,043	(477)		1,566

Gains related to investment securities, net:	17	-		17	62	-		62
Total revenue	2,310	(156)		2,154	6,910	(477)		6,433

Provision for loan losses	1	-		1	26	-		26

Expenses:
Salaries and employee benefits	857	14	(2)	871	2,589	(7)	(8)	2,582
Information systems and communications	181	-		181	522	-		522
Transaction processing services	165	-		165	482	-		482
Occupancy	112	-		112	346	-		346
Securities lending charge	-	-		-	414	(414)	(9)	-
Acquisition and restructuring costs	23	(23)	(3)	-	77	(77)	(3)	-
Other	189	-		189	620	-		620
Total expenses	1,527	(9)		1,518	5,050	(498)		4,552
Income before income tax expense	782	(147)		635	1,834	21		1,855
Income tax expense	236	(66)	(4)	170	361	131	(10)	492
Tax-equivalent adjustment	-	33	(5)	33	-	96	(5)	96
Net income	$546	$(114)		$432	$1,473	$(206)		$1,267

Earnings allocated to participating securities	$(6)	$1	(6)	$(5)	$(14)	$2	(6)	$(12)
Net income available to common shareholders	$540	$(113)		$427	$1,459	$(204)		$1,255

Diluted earnings per common share	$1.08	$(.22)		$.86	$2.93	$(.41)		$2.52

Average diluted common shares outstanding (in thousands)	498,159	498,159		498,159	497,715	497,715		497,715

Return on average common equity	12.9%	(2.7)%		10.2%	12.4%	(1.7)%		10.7%

(1) Represents tax-equivalent adjustment of $33 million, not included in reported results, net of $189 million of discount accretion related to former conduit securities.
(2) Represents the partial reversal of expense associated with a tax on bonus payments to employees in the U.K.
(3) Represents integration costs.
(4) Represents net tax effect of non-operating adjustments.
(5) Represents tax-equivalent adjustment, not included in reported results.
(6) Represents effect of the difference between reported and operating-basis earnings on allocation to participating securities.
(7) Represents tax-equivalent adjustment of $96 million, not included in reported results, net of $573 million of discount accretion related to former conduit securities.
(8) Represents a tax on bonus payments to employees in the U.K.

(9) Represents a charge, including associated costs of $9 million, to provide for a one-time cash contribution of $330 million to SSgA lending fund collateral pools and liquidating trusts and $75 million to establish a reserve to address potential inconsistencies in the application of the redemption policy for the agency lending collateral pools.

(10) Represents a discrete tax benefit of $180 million generated by a restructuring of former non-U.S. conduit securities and the net tax effect of non-operating adjustments.

STATE STREET CORPORATION
Earnings Release Addendum

RECONCILIATION OF REPORTED RESULTS TO OPERATING-BASIS RESULTS
Quarter Ended June 30, 2011

The table presented below reconciles financial information prepared on a non-GAAP, or operating, basis to financial information prepared and reported in accordance with GAAP.

(Dollars in millions, except per share amounts)	Quarter Ended June 30, 2011

	Reported			Operating - Basis
	Results	Adjustments		Results
Fee Revenue:
Servicing fees	$1,124			$1,124
Management fees	250			250
Trading services	311			311
Securities finance	137			137
Processing fees and other	70			70
Total fee revenue	1,892			1,892

Net Interest Revenue:
Interest revenue	719	$(18)	(1)	701
Interest expense	147	-		147
Net interest revenue	572	(18)		554

Gains related to investment securities, net	27	-		27
Total revenue	2,491	(18)		2,473

Provision for loan losses	2	-		2

Expenses:
Salaries and employee benefits	1,009	-		1,009
Information systems and communications	199	-		199
Transaction processing services	193	-		193
Occupancy	113	-		113
Acquisition and restructuring costs	17	(17)	(2)	-
Other	243	-		243
Total expenses	1,774	(17)		1,757
Income before income tax expense	715	(1)		714
Income tax expense	202	(15)	(3)	187
Tax-equivalent adjustment	-	33	(4)	33
Net income	$513	$(19)		$494

Dividends on preferred stock	$(7)	$-		$(7)
Earnings allocated to participating securities	(4)	-		(4)
Net income available to common shareholders	$502	$(19)		$483

Diluted earnings per common share	$1.00	$(.04)		$.96

Average diluted common shares outstanding (in thousands)	501,044	501,044		501,044

Return on average common equity	10.6%	(0.4)%		10.2%

(1) Represents tax-equivalent adjustment of $33 million, not included in reported results, net of $51 million of discount accretion related to former conduit securities.
(2) Represents $13 million of integration costs and $4 million of restructuring charges related to the business operations and information technology transformation program.
(3) Represents net tax effect of non-operating adjustments.
(4) Represents tax-equivalent adjustment, not included in reported results.

STATE STREET CORPORATION
Earnings Release Addendum

CONSOLIDATED STATEMENT OF CONDITION

	September 30,	December 31,	September 30,
(Dollars in millions, except per share amounts)	2011	2010	2010

Assets
Cash and due from banks	$3,929	$3,311	$4,583
Interest-bearing deposits with banks	41,820	22,234	24,560
Securities purchased under resale agreements	6,058	2,928	3,941
Trading account assets	1,936	479	1,485
Investment securities available for sale	96,595	81,881	80,719
Investment securities held to maturity	10,018	12,249	17,577
Loans and leases (less allowance for losses of $22, $100 and $101)	11,445	11,857	13,665
Premises and equipment	1,818	1,843	1,835
Accrued income receivable	1,932	1,733	1,767
Goodwill	5,639	5,597	5,521
Other intangible assets	2,486	2,593	2,812
Other assets	24,566	13,800	14,499
Total assets	$208,242	$160,505	$172,964

Liabilities
Deposits:
Noninterest-bearing	$36,435	$17,464	$17,313
Interest-bearing -- U.S.	7,994	6,957	9,823
Interest-bearing -- Non-U.S.	90,468	73,924	77,898
Total deposits	134,897	98,345	105,034

Securities sold under repurchase agreements	9,521	7,599	8,671
Federal funds purchased	6,956	7,748	5,308
Other short-term borrowings	9,170	8,694	13,657
Accrued expenses and other liabilities	19,935	11,782	14,152
Long-term debt	8,112	8,550	8,573
Total liabilities	188,591	142,718	155,395

Shareholders' Equity
Preferred stock, no par: 3,500,000 shares authorized; 5,001 shares
issued and outstanding	500	-	-
Common stock, $1 par: 750,000,000 shares authorized;
504,000,556, 502,064,454 and 502,029,493 shares issued	504	502	502
Surplus	9,528	9,356	9,310
Retained earnings	9,889	8,634	8,556
Accumulated other comprehensive loss	(315)	(689)	(782)
Treasury stock, at cost (10,918,592, 420,016 and 437,953 shares)	(455)	(16)	(17)
Total shareholders' equity	19,651	17,787	17,569
Total liabilities and shareholders' equity	$208,242	$160,505	$172,964

STATE STREET CORPORATION
Earnings Release Addendum
Tangible Common Equity and Tier 1 Common Ratios - Reconciliations
As of Period End

The table set forth below presents the calculations of State Street's ratios of tangible common equity to total tangible assets and to total risk-weighted assets, and its ratios of tier 1 common capital to total risk-weighted assets.

		For the periods ended
		September 30,	June 30,	September 30,
(Dollars in millions)		2011	2011	2010

Consolidated Total Assets		$208,242	$190,455	$172,964
Less:
Goodwill		5,639	5,748	5,521
Other intangible assets		2,486	2,616	2,812
Excess reserves held at central banks		33,657	22,148	20,217
Adjusted assets		166,460	159,943	144,414
Plus deferred tax liabilities		764	775	803
Total tangible assets	A	$167,224	$160,718	$145,217

Consolidated Total Common Shareholders' Equity		$19,151	$19,334	$17,569
Less:
Goodwill		5,639	5,748	5,521
Other intangible assets		2,486	2,616	2,812
Adjusted equity		11,026	10,970	9,236
Plus deferred tax liabilities		764	775	803
Total tangible common equity	B	$11,790	$11,745	$10,039

Tangible common equity ratio	B/A	7.1%	7.3%	6.9%

Ratio of tangible common equity to total risk-weighted assets	B/D	15.7%	16.7%	13.3%

Tier 1 Capital		$13,520	$13,333	$11,964
Less:
Trust preferred securities		950	950	1,450
Preferred stock		500	500	-
Tier 1 common capital	C	$12,070	$11,883	$10,514

Total risk-weighted assets	D	$75,262	$70,394	$75,625

Ratio of tier 1 common capital to total risk-weighted assets	C/D	16.0%	16.9%	13.9%

STATE STREET CORPORATION
BASEL III CAPITAL RECONCILIATION
September 30, 2011

(Dollars in millions)	Current Requirements (1)		Basel III Requirements (2)

Tier 1 capital	$13,520	A	$13,046
Less:
Trust preferred securities	950		637
Preferred stock	500		500
Tier 1 common capital	12,070	B	11,909

Total capital	14,762	C	14,738

Total risk-weighted assets	75,262	D	101,767
Adjusted quarterly average assets	172,532	E	217,237

Tier 1 capital ratio	18.0%	A/D	12.8%
Total capital ratio	19.6%	C/D	14.5%
Tier 1 common ratio	16.0%	B/D	11.7%
Tier 1 leverage ratio	7.8%	A/E	6.0%

(1) Actual (unaudited) total capital, tier 1 capital and tier 1 leverage ratios were calculated in accordance with currently applicable bank regulatory requirements. Tier 1 common ratio was calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock, qualifying minority interest in subsidiaries and qualifying trust preferred securities (tier 1 common capital), by (b) total risk-weighted assets, which were calculated in accordance with currently applicable bank regulatory requirements.

(2) For purposes of the calculations in accordance with Basel III (see below), total capital, tier 1 capital and tier 1 leverage ratios and total risk-weighted assets were calculated based on State Street’s estimates, based upon published statements of the Basel Committee and the Federal Reserve, of the effects of the requirements under Basel III affecting capital. The tier 1 common ratio is calculated by dividing (a) tier 1 common capital (as described in footnote (1)), but with tier 1 capital calculated in accordance with Basel III by (b) total risk-weighted assets, which are calculated in accordance with Basel III. State Street reports its financial ratios in accordance with the requirements of the Board of Governors of the Federal Reserve System, which has not yet adopted Basel III. There remains considerable uncertainty concerning the timing for adoption and implementation of Basel III by the Federal Reserve. When adopted, the Federal Reserve may implement Basel III with some or more modifications or adjustments. Therefore, State Street’s current understanding of Basel III, as reflected in the table above, may be different from the ultimate application of Basel III by the Federal Reserve to State Street.

  Tier 1 capital used in the calculation of the tier 1 capital and tier 1 leverage ratios decreased by $474 million, as a result of applying estimated Basel III requirements to tier 1 capital of $13.520 billion as of September 30, 2011. Total capital used in the calculation of the total capital ratio decreased by $24 million, as a result of applying estimated Basel III requirements to total capital of $14.762 billion as of September 30, 2011.
  Tier 1 common capital used in the calculation of the tier 1 common ratio was $11.909 billion, reflecting the adjustments to tier 1 capital described in the first bullet above. Tier 1 common capital used in the calculation is therefore calculated as adjusted tier 1 capital of $13.046 billion less non-common elements of capital, composed of trust preferred securities of $637 million and preferred stock of $500 million as of September 30, 2011, resulting in tier 1 common capital of $11.909 billion. At September 30, 2011, there was no qualifying minority interest in subsidiaries.
  Total risk-weighted assets used in the calculation of the total capital, tier 1 capital and tier 1 common ratios increased by $26.505 billion as a result of applying estimated Basel III requirements to total risk-weighted assets of $75.262 billion as of September 30, 2011.
  Consolidated adjusted quarterly average assets used in the calculation of the leverage ratio increased by $44.705 billion as a result of applying estimated Basel III requirements to the actual consolidated adjusted quarterly average assets of $172.532 billion as of September 30, 2011.

CONTACT:
State Street Corporation
Investors:
Kelley MacDonald, +1 617-664-3477
or
Media:
Hannah Grove, +1 617-664-3377